Exhibit 10.25

MANAGEMENT AGREEMENT

THIS MANAGEMENT AGREEMENT (“Agreement”) is dated as of January 1, 1996, by and between FAIRSHARE VACATION OWNERS ASSOCIATION, an Arkansas nonprofit corporation (“Owners Association”), as Trustee under that certain Amended and Restated FairShare Vacation Plan Use Management Trust Agreement dated as of January 1, 1996, as may be amended from time to time (in such capacity, the “Trustee”), and FAIRFIELD COMMUNITIES, INC., a Delaware corporation (“Manager”).

SECTION 1

DEFINITIONS

Unless the context otherwise requires, the Definitions set forth in the AMENDED AND RESTATED FAIRSHARE VACATION PLAN USE MANAGEMENT TRUST AGREEMENT dated as of January 1, 1996, as may be amended from time to time (“Trust Agreement”), are hereby adopted as the definitions herein.

SECTION 2

RECITALS

2.1. Vacation Plan. The FairShare Vacation Plan has been established by Fairfield Communities, Inc. to acquire, own, lease, care for, maintain, operate and manage vacation accommodations for the benefit of the Members. The vacation accommodations and such other real and personal property as may be subjected from time to time to the Trust Agreement (collectively, the “Trust Property”) will be available for use by the Members through the reservation system established by the rules and regulations (“Rules”) set forth in the Directory.

2.2. Management. The Trustee is responsible for the maintenance, operation, management, and general care of the Trust Property, the collection of the FairShare Plus Assessments, and the implementation of a Reservation System for the Trust Property.

2.3. Manager. The Trustee is authorized to retain a professional manager and to delegate to such manager certain of the Trust’s powers and responsibilities. The Trustee desires to engage Manager to manage and operate the Trust and the Trust Properties and provide access to the Manager’s Reservation System to the Members, and Manager desires to accept such engagement, all on the terms and conditions set forth below.

SECTION 3

ENGAGEMENT OF MANAGER

The Trustee hereby engages Manager as the exclusive Plan Manager for the Plan and the Trust Property, and Manager hereby accepts said appointment and undertakes to perform all of the services and responsibilities set forth herein in such capacity, and to implement and to comply with all the provisions of this Agreement and the Trust Agreement.

SECTION 4

TERM

4.1. Initial Term. Unless terminated earlier pursuant to Paragraph 4.4 below, the initial term of this Agreement shall be for a period of five (5) years commencing on the date first written above (“Effective Date”).

4.2. Automatic Renewal. The term of this Agreement shall be automatically renewed for successive terms of five (5) years each at the end of each calendar year unless the Trustee shall have delivered written notice of termination to Manager on or before six (6) months prior to the end of a calendar year. In the event written notice of termination is given by the Trustee to Manager hereunder, this Agreement shall thereafter terminate at the end of the five (5) year term then in effect. Any renewal under this section need not be evidenced in writing.

4.3. Notice of Nonrenewal. The Members of the Owners Association may elect to terminate this Agreement pursuant to Paragraph 4.2 above on the vote or written consent of seventy five percent (75%) of the Members entitled to vote.

4.4. Termination. This Agreement may be terminated for cause by the Trustee at any time prior to expiration, provided that, if the cause constitutes a breach or default of this Agreement which is capable of being cured, such breach or default shall not have been cured within ninety (90) days following receipt by Manager of written notice of such breach or default. If Manager shall dispute a termination by the Trustee pursuant to this paragraph, the dispute may, at Manager’s option, be submitted to arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association.

4.5. Resignation.

(a) Notice. Manager may resign by delivering to the Trustee written notice of its resignation at least nine (9) months in advance of the date the resignation shall be effective (the “Termination Date”); and

(b) New Agreement. On or before the Termination Date, the Trustee shall have entered into a management agreement with another management firm in accordance with applicable provisions of the Trust Agreement, or shall discharge the duties delegated to Manager hereunder with its own personnel, or otherwise.

4.6. Duties Following Termination. Following a termination of the Management Agreement by either party, Manager will, in Manager’s sole discretion, either:

(a) Permit the Trust to utilize Manager’s reservation system for a transition period of up to nine (9) months from the Termination Date in the same manner and at the same cost as the Trust utilized the reservation system prior to the Termination Date in order to afford the Trust a reasonable opportunity to obtain a new reservation system and arrange for the transfer of all relevant data from the Reservation System to the new reservation system as described in subsection (b) below; or

(b) Promptly transfer to the Trust all relevant data contained in the Reservation System, including but not limited to the names, addresses, and reservation status of Accommodations, the names and addresses of all Members, all outstanding confirmed reservations and reservation requests, and such other Member and Trust Property records and information as is sufficient, in the reasonable discretion of the Trustee, to permit the uninterrupted operation and administration of the Trust for the collective benefit of the Members. All reasonable costs incurred by the Manager in effecting such transfer shall be reimbursed thereto and shall constitute common expenses of the Trust.

SECTION 5

DUTIES AND OBLIGATIONS OF MANAGER

5.1. Generally. Manager shall provide or cause to be provided all services and personnel required to administer the affairs of the Trust and to manage and operate the Trust Property as contemplated by the Trust Agreement, at all times not inconsistent with the Trust Agreement, resolutions of the Board and the Members, this Agreement and any applicable state or federal statute, rule or regulation. Any persons actually hired by Manager shall be the employees of Manager rather than the Trust. Manager, in its absolute discretion, may cause to be discharged any employee or subcontractor so hired.

(a) Powers. Manager shall have all the powers and authority, and limitations thereon, which the Trustee has, pursuant to the Trust Agreement, to the extent necessary to perform its duties and obligations hereunder.

(b) Delegation. Subject to Paragraph 5.6 below, Manager may delegate its authority and responsibilities to one or more subagents or subcontractors, whether or not affiliated with Manager, for such periods and upon such terms as Manager deems proper, but shall remain ultimately responsible for the performance of any such delegated duties and obligations.

(c) Efficiency. Manager will furnish its services and use its best efforts to provide the Trust with economic efficiency consistent with safe and proper management and enjoyment of the Trust Property by the Members and their guests. Manager will use its reasonable best efforts to keep total operating costs within the Budget.

5.2. Administrative Services. Without limiting the generality of the foregoing, Manager shall provide the following administrative services:

(a) Meetings. Manager shall organize and have the right to attend all meetings of the Board and of the Members. Manager shall prepare and deliver notices of meetings in accordance with the Bylaws, prepare the agenda for all meetings, assist in the conduct of the meetings, and oversee the election of directors and other business.

(b) Trust Records. Manager shall maintain all records of the affairs of the Trust, including, but not limited to, minutes of meetings, correspondence, financial records and modifications of the Bylaws and the Rules.

(c) Rules. Manager shall have the authority to promulgate, adopt and amend the Rules of the Trust as it deems advisable, in its sole discretion, for the use and occupancy of the Property, subject to the approval of the Trustee.

(d) Insurance. Manager shall provide through the Budget, either directly or through the appropriate entity designated in the applicable Resort Declaration, fire and casualty insurance coverage of the Accommodations owned by Trust, unless such insurance is paid through the applicable POA. Manager shall deliver to the Trust any insurance proceeds it may receive, to be held pending the reconstruction of an Accommodation or the acquisition of a replacement Accommodation. Where not provided by the POA, Manager, subject to prior approval of the Trustee and availability of funds from insurance proceeds or other funds of the Trust, shall be responsible for reconstruction of said Accommodation or the acquisition of a replacement Accommodation and shall assure that adequate arrangements for alternate lodging during the time an Accommodation is being reconstructed are made, all at the expense of the Trust.

(e) Reservations. Manager shall establish and operate the Reservation System implementing the reservation procedure set forth in the Trust Agreement and the Rules. The Reservation System shall reflect reservations made, use of Vacation Points, and such other information as shall be necessary to operate the Trust. The Trustee agrees and acknowledges that the Reservation System is and will remain the sole property of Manager.

(f) Exchange Program. Manager shall administer any External Exchange Program with which the Trust may become affiliated from time to time.

(g) Additions or Withdrawals. Manager, with the consent of the Trustee, may from time to time add or withdraw Accommodations from the Trust Property pursuant to the provisions of the Trust Agreement.

(h) Vote. Manager shall represent and act and vote for the Trust in all POAs at Resort Developments where the Trust Property is located. Manager shall exercise such vote and representation in the best interest of the Trust, in Manager’s discretion, unless specifically directed by the Trustee. The Trustee agrees to execute any written proxy or proxies that may be requested by any POA or Manager.

(i) Professionals. Manager may hire or retain on behalf of the Trust, professionals such as attorneys, accountants and engineers, whose services may be reasonably required to perform the duties and powers set forth herein on any basis it deems appropriate.

(j) Resort Associations. Manager may enter into an agreement with each POA which shall set forth the delegation of duties between the Manager and the POA.

(k) Plan Manager. Manager shall perform all duties to be performed by the Plan Manager or delegated to the Plan Manager in accordance with the Trust Agreement.

5.3. Financial Services. Without limiting the generality of section 5.1 above, Manager shall, subject to the supervision of the Trustee, provide the following financial services:

(a) Budget. Manager shall prepare and submit to the Trustee for approval, not less than forty-five (45) days prior to the end of each succeeding Fiscal Year, a budget of the anticipated income, expenses and reserves for the next calendar year, in accordance with the Trust Agreement; provided, however, if Manager has not received all POA budgets and other necessary financial information from the POAs required to prepare the budget, then the date the budget must be submitted to the Trustee shall be extended to the earlier of ten (10) days after receipt of all such POA budgets and information and the last day of the current Fiscal Year. If the budget is submitted on the last day of the Fiscal Year prior to receipt of all required POA budgets and financial information then Manager shall estimate such amounts based on the prior year’s budget. Each budget approved by the Trustee is hereinafter called the “Budget”.

(b) Program Fees. During December of each year, Manager shall determine each Member’s Program Fee based upon the Budget and the number of Vacation Points owned by such Member.

(c) Special Assessments. Manager shall determine whether a Special Assessment may be required, from time to time, and, promptly upon making a determination that a Special Assessment is required, shall submit a recommendation to the Trustee that a Special Assessment be levied.

(d) Collections. Manager shall cause the Assessments to be collected and enforce payment of FairShare Plus Assessments as follows:

(i) Manager shall cause to be prepared and mailed to all Members periodic statements setting forth the amount of all FairShare Plus Assessments then due from each Member, pursuant to the Trust Agreement;

(ii) Manager shall cause to be prepared and mailed to any delinquent Members a notice of delinquency and shall use its reasonable best efforts to collect delinquent Assessments as provided in the Trust Agreement; and

(iii) Manager shall have the right to enforce any lien for unpaid Assessments and all other sums due from a Member to the same extent as the Trust has such right pursuant to the Trust Agreement. Manager may assign the right to enforce any such lien to any party to which Manager has delegated any collection duties pursuant to this Section 5. Manager may compromise liens for Assessments, interest, late charges, or any fines imposed in such amounts as it deems advisable, in its sole discretion, and may satisfy liens of record.

(e) Bank Accounts. Manager shall establish the deposit accounts provided for in the Trust Agreement or designated by the Trustee or required by applicable state or federal statute, rule or regulation, and shall promptly deposit funds collected from Members and all other amounts collected by Manager in connection with the performance of its duties hereunder, in the accounts designated for such purposes. Manager shall keep accurate books and records reflecting the amount of such accounts attributable to each Member.

(f) POA Fees. Manager shall collect and deposit each Member’s POA Fee in the Escrow Account in accordance with the terms of the Trust Agreement. Manager shall pay the POA Fee on behalf of each Member that has fully deposited his or her POA Fee in the Escrow Account on or before the date the POA Fee is due to such Member’s POA.

(g) Disbursements. Manager shall pay, with Trust funds, all expenses adequately substantiated in writing that are consistent with the applicable Budget, are otherwise approved by the Board or are permitted by the Trust Agreement.

(h) Financial Statements and Tax Returns. Manager shall annually provide a full and complete accounting of the past fiscal year’s expenditures to each Member. Upon the request of the Trustee, Manager shall employ, at the expense of the Trust, an independent auditor to annually audit the accounts of the Trust. A copy of any such annual audit shall be delivered by the independent auditor to Manager, the Trustee and to any Member that requests a copy. Manager shall also cause to be prepared and filed on behalf of the Trust all state and federal income tax returns.

(i) Books and Records. Manager shall keep and maintain or cause to be kept and maintained full and adequate books and records reflecting the results of operation of the Trust in accordance with generally accepted accounting principles. The books of account and other records relating to the operation of the Trust shall be available to the Trust and its representatives at all reasonable times for examination, inspection and transcription.

(j) Reports. Manager shall prepare or cause to be prepared the reports and statements required to be prepared by the Trust Agreement and such additional membership communications and reports as to subjects and frequency as the Trustee reasonably requests.

(k) Inventory. Manager shall maintain an accurate inventory of all furniture, fixtures and equipment, purchased for or owned or leased by the Trust.

(l) Membership Roster. Manager shall maintain a record of the names of all Members and the cumulative number of Points allocated to the Trust Property.

5.4. Physical Services. Without limiting the generality of Section 5.1 above, Manager shall provide the following physical services where such services are not provided by the applicable POA.

(a) Inspections. Manager shall make inspections of the Accommodations and render reports and make recommendations concerning the Trust Property to the Trustee.

(b) Repair and Maintenance. Manager shall cause the Trust Property and the Accommodations to be repaired, maintained, repainted, furnished and refurnished in a manner consistent with the reserves established for such purposes and as required to maintain the quality standards of the Trust.

(c) Check-In and Check-Out. Manager shall cause on-site personnel to be available at all required times in order to check-in and check-out Members and/or their guests.

(d) Maid Service. Manager shall cause maid, cleaning and linen service to be provided for the Accommodations.

(e) Right of Entry. Manager, or its duly authorized agents or employees, shall have the right, at reasonable times and upon reasonable notice, without liability to the Trust or any Member, to enter into any Accommodation for the purposes of carrying out the above described duties and responsibilities, if necessary.

5.5. Manager Insurance. Manager shall, at its sole cost and expense, furnish to the Trustee, on the effective date, satisfactory evidence of the insurance coverage set forth below showing Manager as the named insured, naming the Trust as an additional insured and/or providing for waiver of subrogation as to the Trust, and providing that such coverages are cancelable only upon 30 days prior written notice to the secretary of the Trustee:

(a) Worker’s Compensation. Insurance required by the Worker’s Compensation Laws of the respective states in which Manager has employees managing the Trust Property;

(b) Liability. Insurance against loss or damage resulting from damage to property in the amount of at least $100,000 and injury or death to any person or persons in the aggregate sum of at least $1,000,000 per occurrence;

(c) Fidelity. A bond or insurance in favor of the Trust, against loss from monies, securities or other properties being stolen, converted or misappropriated by Manager or any of its directors, officers or employees, in an amount reasonably satisfactory to the regulatory authorities in states where Memberships are marketed; and

(d) Errors and Omissions. Errors and omissions insurance if available at reasonable and competitive rates.

5.6. Limited Liability. Manager shall not be responsible for the acts, omissions to act or conduct of any of the Members or for the breach of any of the obligations of any of the Members.

SECTION 6

COMPENSATION

6.1. Fee. Manager shall receive a monthly compensation equal to one-twelfth (1/12th) of five percent (5%) of the Program Fees, special and other assessments (other than the POA Fees) collected from Members in connection with the operation of the Trust.

6.2. Expenses.

(a) Trust. The Trust shall be responsible for and pay or reimburse Manager for all costs and expenses (including without limitation, a reasonable profit at the prevailing market rate) arising from:

(i) the operation and maintenance of Manager’s reservation system as used by Members in excess of amounts received by Manager through fees charged for use of the reservation system;

(ii) ownership and management of the Trust Property, including without limitation, expenses for the refurbishment of all interiors and furnishings of the Trust Property where not provided by the POA; provided, however, no major refurbishment of any interiors shall be performed during the last four years the particular Accommodation is in the Plan without the approval of the Trustee.

(iii) services applied directly to Trust purposes, and solely for the benefit of the Trust, such as maid and cleaning, telephone, postage, messenger and delivery, photocopying, and printing;

(iv) rent and utilities for offices used solely for Trust business;

(v) supplies and equipment used solely for Trust business, including lease or rent payments therefor;

(vi) Trust employees or independent contractors for services rendered exclusively to the Trust;

(vii) insurance for the Trust and Trust employees as required by the Trust Agreements;

(viii) such other services as Manager may from time to time render;

(ix) salaries, bonuses and benefits of employees of Manager that perform services for the Trust;

(x) Manager’s participation, on the Trust’s behalf, in the affairs of any POA;

(xi) the operation and management of the Trust, including, but not limited to, the Trustee’s fees and expenses described in the Trust Agreement; and

(xii) such other goods or services related to the Trust as may be necessary and reasonable in the opinion of Manager.

(b) Manager. Manager shall be responsible for and pay from Manager’s own funds all costs and expenses arising from:

(i) services which are not applied to Manager’s duties hereunder and are not for the benefit of the Trust;

(ii) supplies, equipment and offices not used for the benefit of the Trust;

(iii) advertising, commissions and other marketing costs regarding sales of Memberships;

(iv) insurance or bonding required of Manager by this Agreement; and

(v) employees of Manager who do not perform services for the Trust.

6.3. Advances and Reimbursements. Manager shall not be required to perform any act or duty hereunder involving an expenditure of money unless there shall be sufficient funds for such expenditure in the deposit accounts of the Trust. If at any time the funds in the bank accounts of the Trust are not sufficient to pay the Trust obligations in a timely manner, Manager, although not obligated to do so, may advance such sums as it deems necessary, and Manager shall thereupon be entitled to reimburse itself from Trust funds for the amount of such advances, together with interest at the rate of 10.00% per year beginning from and after 20 days from the date of the advance by Manager.

6.4. Payment. Manager is hereby authorized to pay itself the Management Fee, reimbursements, and authorized expenses, out of the deposit accounts of the Trust.

SECTION 7

GENERAL PROVISIONS

7.1. Agency. Nothing in this Agreement shall constitute a partnership between, or joint venture by, the parties hereto, or constitute Manager an employee of the Trust or the Trustee. Manager is an independent contractor.

7.2. Amendment. No supplement, modification or amendment of this Agreement shall be established except in a writing executed by each of the parties.

7.3. Assignment. Manager may assign this Agreement at any time without the consent of the Trustee, so long as the assignee agrees in writing to assume and perform the terms and covenants of this Agreement. Upon such assignment and assumption, Manager shall be released from any and all obligations hereunder.

7.4. Attorneys’ Fees. Should any action or proceeding be commenced between the parties hereto concerning this Agreement or their rights and duties hereunder, the party prevailing in such action or proceeding shall be entitled to reasonable attorneys’ fees and costs in such action or proceeding, which shall be determined by the court or arbitrator. Each party shall bear its own costs, expenses, and attorney fees incurred in negotiating, preparing, and signing this Agreement.

7.5. Captions. The subject headings or captions in this Agreement are for convenience and reference only and do not in any way modify, interpret, or construe the intent of the parties or affect any of the provisions of this Agreement.

7.6. Competition. The Trustee agrees that it will not, on its own behalf or on behalf of the Trust, solicit, hire, employ, or in any way obtain or retain the services of any employee of Manager, whether or not for compensation, during the Term of this Agreement and for a period of twelve (12) months following the date of termination or expiration of this Agreement.

7.7. Entire Agreement. This Agreement and all documents executed contemporaneously herewith and/or specifically referred to herein, including without limitation the Trust Agreement, constitute the complete, exclusive and final expression of the agreements between the parties pertaining to the subject matter contained herein and therein, supersedes all prior and contemporaneous agreements, representations, and understandings of the parties, and may not be contradicted by evidence of any prior or contemporaneous agreement.

7.8. Further Assurances. The parties hereto agree to perform any further acts and to execute and deliver any further documents which may be necessary or appropriate to carry out the purposes of this Agreement.

7.9. Hold Harmless and Indemnity. Each of the parties agrees to hold the other party harmless and indemnify the other party from and against any and all loss, cost, damage or liability which the other party may incur or sustain as a result of any action by such party or any breach by such party of any warranty or representation contained in this Agreement, or for any misrepresentation or material omission in the representations herein, or for any violation of any applicable law, ordinance or regulation, whether by neglect or willful act and whether by a party or its agents, contractors, or employees. The Trustee agrees to hold harmless and indemnify Manager from and against any and all loss, cost, damage or liability to which Manager may be subjected by reasonable, good faith performance of its duties hereunder. such indemnification shall include, among other costs, attorneys’ fees and costs of appeal, settlement or defense, and the obligation to undertake or assume the defense of any claim.

7.10. Law Applicable. This Agreement and its interpretation, construction, and enforcement, shall be governed by the laws of the State of Arkansas.

7.11. Legal Effects. No representation, warranty or recommendation is made by any party or his respective agent or attorney regarding the legal sufficiency or effect or tax consequences of any transaction contemplated under this Agreement to any individual or specific entity, and each party acknowledges it his been advised to submit this Agreement to independent legal counsel before signing it. There shall be no presumption in favor of or against any party with regard to which party arranged for initial drafting of this Agreement.

7.12. Notices. Any notice required or desired to be given hereunder shall be deemed given if personally delivered, or ninety-six (96) hours after mailing (first class postage prepaid, return receipt requested), to the parties at the following addresses, or at such other addresses as may be given by proper notice:

(a) Manager:	Fairfield Communities, Inc.
11001 Executive Center Drive
Little Rock, Arkansas 72211
Attention: General Counsel

(b) Trust:	Fairshare Vacation Owners Association
11001 Executive Center Drive
Little Rock, Arkansas 72211
Attention: President

7.13. Parties In interest. Unless specifically otherwise provided herein, (a) nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties hereto; (b) nothing in this Agreement is intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement; and (c) nothing herein shall give any third person any right of subrogation or action over or against any party to this Agreement.

7.14. Records. Each party shall maintain books and records containing all transactions in furtherance of this such books and records shall be maintained in accordance with usual accounting methods.

7.15. Remedies. No remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy given hereunder or now or hereafter listing at law or in equity. The election of any one or more remedies by any party shall not constitute a waiver of the right to pursue other available remedies.

7.16. Severability. If any provision of this agreement is held to be unenforceable invalid or illegal by any court of competent jurisdiction such shall not affect the remainder of this Agreement.

7.17. Successors. Subject to the paragraph regarding Assignment, this Agreement shall be binding upon and benefit the heirs, legal representatives, successors, and assigns of the parties.

7.18. Survival. All covenants and warranties hereunder shall survive the recording of any document, and some provisions shall survive termination or expiration of this Agreement for a reasonable time or for the specified time if necessary to carry out their reasonably intended effect.

7.19. Time. Time is of the essence of this Agreement. If any date or time referred to herein shall fall on Saturday, Sunday, or a legal holiday, the date or time shall be extended to the next regular business day.

7.20. Waiver. No waiver of enforcement or breach of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provisions whether or not similar nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the person making the waiver.

7.21. Word Usage. unless the context clearly otherwise requires (a) the plural and singular or the masculine, feminine and neuter genders shall each be deemed to include the others; (b) “shall”, “will”, or “agrees” are mandatory, and “may” is permissive; (c) “or” is not exclusive; and (d) “including” or “such as” is not limiting.

TRUSTEE:		MANAGER:

FAIRSHARE VACATION OWNERS ASSOCIATION, an Arkansas non-profit corporation, as Trustee of the FairShare Vacation Plan Use Management Trust		FAIRFIELD COMMUNITIES, INC. a Delaware corporation

By:	/S/ Clayton G. Gring, Sr.	By:	/S/ Mark Nuzzo
	President		Vice President